UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 31, 2019

Command Center, Inc.
(Exact name of registrant as specified in its charter)

Washington	000-53088	91-2079472
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3609 S. Wadsworth Blvd., Suite 250, Lakewood, CO		80235
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (866) 464-5844

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 31, 2019, Command Center, Inc. (the “Company”) entered into an amended and restated employment agreement (the “Employment Agreement”) with Richard K. Coleman, Jr. to continue to serve as Chief Executive Officer and President of the Company.

The Employment Agreement terminates September 30, 2019 (the “Term”), unless terminated earlier. Mr. Coleman will continue to receive an annual base salary of $325,000. Mr. Coleman is eligible for a performance bonus payment tied to the Company’s earnings for fiscal year 2019, in the amount equal to 7.5% of the amount in excess by which the Company’s quarterly adjusted EBITDA exceeds the quarterly target established by the Compensation Committee. Further, Mr. Coleman is eligible for a performance bonus relating to the Company’s earnings for fiscal year 2018 shared by the entire executive team of in an amount equal to 15% of our 2018 adjusted EBITDA exceeding $3 million. Of the total team bonus amount determined by the Compensation Committee, Mr. Coleman will receive a share of 50%. Pursuant to the terms of the Employment Agreement, Mr. Coleman’s April 1, 2018 grant of 100,000 incentive stock options will continue to vest in accordance with the terms of Mr. Coleman’s 2018 employment agreement. Mr. Coleman is also eligible for a bonus payment of $200,000 if a Change of Control (as defined in the Employment Agreement) occurs: (i) during the Term, (ii) within three months following the expiration of the Term, or (iii) between three and sixth months following the expiration of the Term under certain circumstances. The bonus relating to Change of Control will be offset by any bonus payment relating to the 2018 adjusted EBITDA.

We can terminate the Employment Agreement at any time for cause or without cause subject to 60 days’ notice. If the employment is terminated for cause or due to death or disability, we will pay to Mr. Coleman or his estate any unpaid base salary, accrued and unpaid performance bonuses, reimbursable expenses, and continue health care benefits at his expense, and in case of death or disability, the benefits provided by any applicable plan. Any unvested option and other equity awards will be forfeited, and vested equity awards will remain exercisable pursuant to the Command Center, Inc. 2016 Stock Incentive Plan (the “Stock Plan”). If the employment is terminated without cause or by Mr. Coleman for good reason we will pay Mr. Coleman any unpaid base salary, accrued and unpaid performance bonuses, reimbursable expenses, health care benefits at his expense, as well as the greater of unpaid base salary remaining in the employment term or for 60 days, full payment of the Change of Control bonus, and a pro-rated performance bonus related to 2018 adjusted EBITDA and 2019 quarterly earnings. Additionally, all unvested options and equity awards will vest and remain exercisable pursuant to the Stock Plan. If the employment terminates due to non-renewal of the Employment Agreement, we will pay Mr. Coleman any unpaid base salary, accrued and unpaid performance bonuses, reimbursable expenses, health care benefits at his expense, a full payment of the Change of Control bonus, and a pro-rated performance bonus related to 2018 adjusted EBITDA and 2019 quarterly earnings. Any unvested options and other equity awards will be forfeited, and vested equity awards will remain exercisable pursuant to the terms of the Stock Plan.

The foregoing description of the Employment Agreement is not complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement, by and between the Company and Richard K. Coleman, Jr., effective March 31, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMAND CENTER, INC.

Dated: April 4, 2019	By:	/s/ Brendan Simaytis
		Name:	Brendan Simaytis
		Title:	Executive Vice President and General Counsel and Secretary